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                                                                    Exhibit 99.1


Global Crossing Completes $850 Million Acquisition Of Cable & Wireless Global Marine

* Top independent global fiber optic network is joined by largest submarine cable installer and maintainer, servicing a third of the world's undersea cable kilometers with world's largest flotilla of cable-laying and maintenance vessels.

* Long-term contracts cover cables built for 100-plus carriers, including AT&T, NTT, Deutsche Telekom, MCI Worldcom, British Telecom, Cable & Wireless, Telstra, and Singapore Telecom.

* Global Crossing's new unit will operate autonomously with 1,200 people in 10 countries and will now be known as "Global Marine Systems Limited."

HAMILTON, Bermuda, and CHELMSFORD, Essex, July 5 -- Global Crossing Ltd. (Nasdaq: GBLX), owner and operator of the first independent global IP-based fiber optic network, has completed its 550 million pounds sterling (pounds) (approximately $850 million) acquisition from Cable & Wireless plc (NYSE: CWP) of the world's largest and most experienced submarine cable maintenance and installation company, Cable & Wireless Global Marine. Global Crossing's new unit, now to be known as Global Marine Systems Limited, possesses the largest flotilla of cable laying and maintenance vessels in the world: 15 cable ships, 3 installation barges and 22 submersible vehicles. Its worldwide workforce of 1,200 people, based in more than 10 countries, has earned a reputation for quality and innovation in the installation and maintenance of submarine cables. Global Marine currently services more than one third of the world's undersea cable kilometers.

Commenting on the acquisition, William B. Carter Jr., president of Global Crossing Development Company and newly-named Chairman of Global Marine Systems Limited, confirmed that Global Marine's ability to compete openly in the market will not be affected by the change in ownership.


"From a Global Crossing standpoint, the acquisition increases our ability to control the installation and maintenance of our own undersea global network," said Carter. "However, Global Marine Systems Limited will operate independently of Global Crossing and will continue to serve its existing customer base. Global Crossing has invested heavily to acquire the company and we have no intention of jeopardizing that investment by putting at risk business which contributes the bulk of the company's turnover."

Under Cable & Wireless ownership, Global Marine worked with nearly all of the world's
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leading providers of international telecommunications capacity, many of whom were direct competitors of Cable & Wireless. To ensure that this impartiality is maintained, Global Marine Systems Limited will remain a separate entity from Global Crossing and will keep its head office at Chelmsford, in the UK. Global Crossing, headquartered in Bermuda, has executive offices in Los Angeles, California and other offices worldwide.

Global Marine Chief Executive Dave Foot, who will continue in that role with Global Marine Systems Limited, is committed to retaining the company's leading position within the industry.

"We will compete aggressively to grow our share of the installation and maintenance markets worldwide, working with both consortium and private cable systems owners," said Foot. "These are exciting times for the company and the industry as a whole. We move forward confidently and with optimism under the new Global Marine Systems Limited banner. The name may have changed, but the high quality of our service most definitely has not."

About Global Marine Systems Limited

Global Marine Systems Limited, formerly Cable & Wireless Global Marine, provides maintenance and installation services under a number of long term contracts to cables built by more than 100 carriers, including AT&T, NTT, Deutsche Telekom, MCI Worldcom, British Telecom, Cable & Wireless, Telstra and Singapore Telecom. It also provides installation and maintenance services for submarine cable contractors such as TSSL, Alcatel and KDD.

About Global Crossing

Global Crossing is building and operating the world's first and most advanced global IP-based datacentric network, an end-to-end fiber optic platform for data, voice, video and Internet transmissions. The Global Crossing Network will span five continents and address 80% of the world's international traffic. Global Crossing's operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles.

Statements made in this press release that state the company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward- looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's filings with the U.S. Securities and Exchange Commission (SEC). Copies of these filings may be obtained by contacting the company or the SEC.

   Investors and analysts may contact:    Reporters and editors may contact:
   Jensen Chow                               Tom Goff
   310/385-5283                              310/385-5231
   E-mail: jchow@globalcrossing.com          E-mail: tgoff@globalcrossing.com